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                                                                    EXHIBIT 3.1

                            ARTICLES OF RESTATEMENT
                                       OF
                           ARTICLES OF INCORPORATION
                                       OF
                                 I-SITES, INC.

         Pursuant to Section 607.1007 of the Florida Business Corporation Act (the "Act"), I-SITES, INC., a Florida corporation ("Corporation"), hereby restates its Articles of Incorporation as follows:

                               ARTICLE I. - NAME

         The name of this Corporation is I-SITES, INC.

                        ARTICLE II. - NATURE OF BUSINESS

         This corporation may engage or transact in any or all lawful activities or business permitted under the laws of the United States, the State of Florida or any other state, country, territory or nation.

                          ARTICLE III. - CAPITAL STOCK

         The maximum number of shares of stock that this Corporation is authorized to issue and have outstanding at any one time shall be Fifty Million (50,000,000) shares of Common Stock having a par value of $.001 per share and 5,000,000 shares of Preferred Stock, par value $.001 per share. Series of the Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of Preferred Stock as adopted by the Board of Directors pursuant to the authority in this paragraph given.


                         ARTICLE IV. - REGISTERED AGENT

         The street address of the initial registered office of the corporation shall be 1201 Hays Street, Tallahassee, Florida 32301, and the name of the initial registered agent of the corporation at that address is Corporation Service Company.


                         ARTICLE V. - TERM OF EXISTENCE

         This corporation is to exist perpetually.


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                            ARTICLE VI. - DIRECTORS

         All corporate powers shall be exercised by or under the authority of, and the business and affairs of the corporation managed, under the direction of its Board of Directors, subject to any limitation set forth in these Articles of Incorporation. This corporation shall have one Director, initially. The names and addresses of the initial members of the Board of Directors are:

         Jan Kaplan                 5605 Northwest 29th Street
                                    Margate, Florida 33063

                          ARTICLE VII. - INCORPORATOR

         The name and street address of the incorporator to these Articles of
Incorporation:

                            The Company Corporation
                                1013 Centre Road
                           Wilmington, Delaware 19805

         IN WITNESS WHEREOF, the Corporation has executed these Articles of Restatement on the 14th day of May, 2002.

                                    I-SITES, INC., a Florida corporation



                                    By:    /s/   Brian D. Cohen
                                          -----------------------------
                                             Brian D. Cohen, President

                                  Certificate

         The undersigned, as President of I-Sites, Inc., a Florida corporation, hereby certifies that these Articles of Restatement do not contain any amendment to the Articles of Incorporation of I-Sites, Inc. and that these Articles of Restatement have been unanimously adopted by the written consent of the directors of the Corporation.

                                    I-SITES, INC., a Florida corporation



                                    By:   /s/  Brian D. Cohen                 .
                                        ---------------------------------------
                                             Brian D. Cohen, President


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